Exhibit 99.1

News Release	For Immediate Release
July 18, 2008
Greer Bancshares Incorporated	For Additional Information
1111 West Poinsett Street	Contact: Ken Harper
Greer, SC 29650	Phone: (864) 848-5104

Greer Bancshares Incorporated Reports Second Quarter 2008 Earnings

GREER, SC—Greer Bancshares Incorporated, the parent company of Greer State Bank, an FDIC insured financial institution, today reported net income of $257,274 or 10 cents per diluted share for the quarter ended June 30, 2008, compared to $105,039 or 4 cents per diluted share for the second quarter of 2007.

Greer State Bank’s asset base increased by 22.3% over the past year to $430.4 million as of June 30, 2008, in comparison to total assets of $352 million at June 30, 2007. Total loan outstandings as of June 30, 2008 amounted to $290.2 million, up 17.6% from June 30, 2007, while total deposits increased by 16.1% to $275 million.

Ken Harper, President and Chief Executive Officer reports: “Our financial results for the second quarter were impacted by our decision to expense construction in process charges relating to the design of an operations/administrative facility, the construction of which we have decided to postpone until a more favorable economic climate exists. We, like many financial institutions, continue to deal with margin erosion caused by the rapid and unprecedented pace and level of decreases in the Fed Funds Rate. We look to focus our efforts throughout the remainder of 2008 on core deposit acquisition, operating expense control and the management of credit risk to the best extent possible.” Harper concludes, “We are pleased to have achieved and surpassed our five year asset growth goal within the time frame of 3  1/2 years. We feel this growth and resulting economies of scale should begin to display positive effects on our operating performance as we benefit from improvements in the economy and yield curve in the coming months. In the meantime, our primary objective is to preserve our sound capital position and continue to remain true to our mission statement of ‘providing exceptional banking to everyday people’.”

Greer State Bank is now in its twentieth year of operations and serves the greater Greer community with three branch offices and one loan production office, and a fourth branch office in the Taylors community. Greer Bancshares Incorporated is quoted on the Over-the-Counter Bulletin Board under the symbol GRBS.

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The Company cautions readers that the statements contained herein regarding the Company’s future financial condition, business plans, operations, opportunities, or prospects, including any factors which may affect future earnings, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based upon management’s current knowledge and assumptions about future events and involve risks and uncertainties that could cause actual results to differ materially from anticipated results. Such risks and uncertainties include: (i) significant increases in competitive pressure in the banking and financial services industries; (ii) changes in the interest rate environment which could reduce anticipated or actual margins; (iii) changes in political conditions or the legislative or regulatory environment; (iv) the level of allowance for loan losses; (v) the rate of delinquencies and amounts of charge-offs; (vi) the rate of loan growth; (vii) adverse changes in asset quality and resulting credit risk-related losses and expenses; (viii) general economic conditions, either nationally or regionally and especially in our primary service area, becoming less favorable than expected resulting in, among other things, a deterioration in credit quality; (ix) changes occurring in business conditions and inflation; (x) changes in technology; (xi) changes in monetary and tax policies; (xii) loss of consumer confidence and economic disruptions resulting from terrorist activities; (xiii) changes in the securities markets; and (xiv) other risks and uncertainties detailed from time to time in our filings with the Securities and Exchange Commission. For more details on factors that could affect expectations, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, and other reports from time to time filed with or furnished to the Securities and Exchange Commission. This release speaks only as of its date, and the Company disclaims any duty to update the information herein.